Exhibit 10.7

EAGLE PHARMACEUTICALS, INC.

470 Chestnut Ridge Road
Woodcliff Lake, N J 07677
201.326.5300
fax 201.391.2430

September 7, 2011

Dr. Paul Bruinenberg, MBA

10117 Mizner Lane

Raleigh, NC 27617

Dear Paul:

I am pleased to extend this offer to you to become Chief Technology Officer with Eagle Pharmaceuticals, Inc. The following would be the basic terms of your employment with the Company contingent upon proof of eligibility for U.S. employment and the completion of satisfactory references:

Department:                                                 Scientific

Reporting to:                                        President & CEO

Start Date:                                                           TBD

Initial Salary:  $310,000 annually, to be reviewed on an annual basis and adjusted by Eagle to reflect performance and responsibilities.  Any salary increases received during the first year of employment will be pro-rated.

You will also receive a one-time signing bonus of $30,000.  In the event you voluntarily terminate your employment at Eagle within 12 months of your starting date, this signing bonus will be repayable to Eagle.

Benefits:  You will be eligible for the Company’s health insurance program for you and your eligible dependents starting on your date of employment.

Additionally, you may participate in the Company’s 401(k) plan, life insurance plan, and long-term disability plan upon meeting the Company’s specified eligibility requirements for each plan.  You will be eligible for any equity or cash bonus programs that may be available.

Vacation:  You will be eligible for four (4) weeks of paid vacation annually.

Stock Options:  It will be recommended to the Board of Directors that you be granted options to purchase 230,000 shares of Eagle common stock at an exercise price equal to market price on date of approval by the Board of Directors.  Upon approval, your options will vest over a four (4)-year period at 25% per year.

Relocation Expenses:

In an effort to make your transition to working at Eagle Pharmaceuticals as easy as possible, Eagle pharmaceuticals will reimburse the following expenses not to exceed $20,000:

1.                                      Temporary accommodation/housing:  Up to 3 (three) months temporary housing including up to 3 (three) house hunting trips for you and your spouse.

2.                                      Moving costs:  The company will assist you in settling in New Jersey by reimbursing you for the cost of moving your vehicles and household possessions.

As a condition of your employment with Eagle, you will be required to execute the Company’s standard Trade Secret, Non-Disclosure and Restrictive Covenant Agreement.

Your employment with the Company is not for a specified term and may be terminated by you or the Company at any time for any reason, with or without cause.  The nature of your employment is as set forth in this paragraph and cannot be modified in any way except by a written agreement signed by you and an officer of the Company.

If you accept this offer of employment, please sign below and return the signed copy to me as soon as convenient. Once signed by you, this letter will constitute the complete agreement between you and the Company regarding employment matters or oral agreements or understandings on these matters.

All new hires are required to prove eligibility to work in the United States in accordance with Federal law.  On your first clay of employment, please provide us with employment eligibility documentation.

We are extremely excited about the opportunity we have to build Eagle into a leading specialty pharmaceutical company.  One of the keys to accomplishing this is through the recruitment and retention of talented people.  We are looking forward to having you join us and hope that you will accept our offer.

Sincerely,

/s/ Scott Tarriff
Scott Tariff
President and C.E.O

Accepted and Agreed this 21st day of September, 2011

/s/ Paul Bruinenberg
Paul Bruinenberg